UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OXiGENE, Inc.

(Name of Registrant as Specified In Its Charter)

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Dear Fellow OXiGENE Stockholders:

We recently mailed you proxy material in connection with our upcoming Annual Meeting of Stockholders to be held on June 1, 2016. We are asking for your vote in favor of several proposals. While all of the proposals are important to OXiGENE, one of them in particular is critical to the future of OXiGENE and, we believe, to your investment in us. That proposal, to approve a reverse stock split in a designated range, is intended to maintain the listing of OXiGENE’s common stock on the Nasdaq Capital Market, and to avoid the negative consequences of a delisting and subsequent trading on a lesser market. We would like to take this opportunity to explain in additional detail why we believe that you should support this proposal.

We have heard and understand the concerns expressed by many of you that the reverse stock split will simply serve to reduce your shareholdings – again. We know that this is a painful and unpleasant step and we do not relish having to take it; as shareholders ourselves, we too will have our share and option holdings impacted by this action, should it be approved and implemented. However, we believe that, on balance, our shareholders will be best served in the long run by this action – for these reasons:

Continued trading on the Nasdaq Capital Market. The reverse stock split is a necessary potential measure in order to preserve the listing of our common stock on the Nasdaq Capital Market. As previously disclosed, the price per share of our common stock is unfortunately below the minimum threshold for maintenance of our listing. We believe that, within the coming year, we will be able to demonstrate that our stock is substantially undervalued and is deserving of a higher value. Although we are singularly devoted to building the case for this belief, this will take time – and in order to eliminate the threat of Nasdaq delisting, we need to be able to act to increase the stock price using the mechanism of the reverse stock split. We do not take this step lightly.

A delisting from Nasdaq would likely mean lower liquidity, less reliable pricing, more volatility, and potentially lower interest by investors in maintaining their ownership or purchasing new shares. Shareholders could find it more difficult to buy or sell our common stock at competitive market prices, or at all. It is our strong conviction that this is not in the interests of OXiGENE’s shareholders, and that all of us who hold OXiGENE shares will be better served by having access to the more liquid and more reliable market provided by Nasdaq.

Specific ratio for potential reverse stock split proposed; equal treatment of management, employees and shareholders. We have heard – loud and clear – your concerns about the impact on your holdings of the reverse stock split. In response to those concerns, we are committing to implement the split at the low end of the range that was proposed in the proxy statement. Instead of a range from 1:5 to 1:10, if the reverse stock split is approved, we will only implement the currently proposed split at a ratio of 1:5. As indicated above, all of OXiGENE’s management, Board and employees who hold shares or options will also be impacted by the reverse stock split. For example, anyone who holds options to purchase 1,000 shares at an exercise price of $1.00 per share would, after a 1:5 split, hold options to purchase 200 shares at an exercise price of $5.00 per share. As such, we will share in the impact of this action. The same also applies to the existing warrant holders of OXiGENE. Please remember that a reverse split does not reduce anyone’s proportionate interest in the Company.

Commitment to licensing and partnering. We have also heard your concerns about the absence of a significant licensing or partnering deal for our programs. Please know that we share your belief in the value that a larger pharmaceutical company could bring to our programs. We are all working tirelessly to bring about a significant licensing or partnering deal as soon as practicable, and we are fully committed to using our best efforts to achieve this critically important goal, understanding that these deals take meaningful amounts of time to structure, negotiate and implement. Please also understand that the stronger we are as a company (Nasdaq-listed, appropriately organized, adequately capitalized, etc.), the better position we will be in to obtain the most favorable terms in a significant transaction of this kind.

We know that you have been very patient with OXiGENE, in some cases through many years of investment, and we truly appreciate and value that patience. As you know well, drug development is a challenging undertaking, and one that requires care, diligence, commitment and passion. We fundamentally believe that our drugs – CA4P and OXi4503 – have the potential to improve patients’ lives and significantly increase stockholder value, and we are driven every day by the quest to unlock this potential. We believe we are closer now to unlocking this potential than we have been in the past. All of us at OXiGENE are entirely committed to using our most diligent efforts to address the severe unmet medical need in the areas on which we are focused.

We are steadfast in our belief that OXiGENE’s best days are ahead. We respectfully ask for your continued support as we work to give OXiGENE the best possible opportunity to bring life-saving medicines to patients. Please send in your vote to support the reverse stock split in advance of the meeting on June 1.

We encourage you to contact our proxy solicitor indicated below with any questions.

On behalf of the Board of Directors, management and employees of OXiGENE, we thank you.

Best regards,

Dr. William D. Schwieterman	Mr. Frederick W. Driscoll
President and Chief Executive Officer	Chairman of the Board

Banks and Brokerage Firms Call: (203) 658-9400

Shareholders Call Toll Free: (800) 662-5200

E-mail: OXGN@morrowco.com